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                                                                    EXHIBIT 12-5

              THE DETROIT EDISON COMPANY AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                    Year Ended December 31
                                             ------------------------------------
                                                1996        1995         1994
                                             ----------  -----------  -----------
                                                (Thousands, except for ratio)
Net income ................................   $327,538   $  433,651   $  419,909
                                             ---------   ----------   ----------
Taxes based on income:
 Current income taxes .....................    223,616      220,730      169,381
 Deferred taxes - net .....................     16,437       78,817      110,243
 Investment tax credit adjustments - net ..    (15,054)     (16,294)     (12,826)
 Municipal and state ......................      3,348        2,627        2,566
                                             ---------   ----------   ----------
   Total taxes based on income ............    228,347      285,880      269,364
                                             ---------   ----------   ----------
Fixed charges:
 Interest on long-term debt ...............    275,166      275,599      273,763
 Amortization of debt discount, premium
   and expense ............................     11,843       11,312       10,832
 Other interest ...........................      3,936        9,666       11,170
 Interest factor of rents .................     34,000       29,000       28,000
                                             ---------   ----------   ----------
   Total fixed charges ....................    324,945      325,577      323,765
                                             ---------   ----------   ----------
Earnings before taxes based on income
 and fixed charges ........................   $880,830   $1,045,108   $1,013,038
                                             =========   ==========   ==========

Ratio of earnings to fixed charges ........       2.71         3.21         3.13
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